CORRECTION #1

to First Amended and Restated Limited Liability Company Agreement of

Seasons Creek Development LLC

Effective Date: January 30, 2017

This Correction #1 (the “Correction”) to First Amended and Restated Limited Liability Company Agreement (the “Agreement”) is adopted, executed and agreed to, for good and valuable consideration, by and among the Members of Seasons Creek Development LLC (the “Company”).

WHEREAS, on October 19, 2016 the Members of the Company have executed the Agreement identifying Helpful Alliance Company as the holder of Class-A Preferred Shares and Class-A Shareholder;

WHEREAS, the Agreement further identifies Mr. Mirmanov as the holder of Class-B Preferred Shares and Class-B Shareholder;

WHEREAS, the Class-A Shareholder is entitled to receive the Class-A Yield and the Class-B Shareholder is entitled to receive the Class-B Yield;

WHEREAS, it was found unclear on which amount the Class-A Yield and Class-B Yield shall be calculated;

WHEREAS, the Members now desire to clarify and distinctly state certain corrections of the Agreement; and

NOW THREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members agree to the following:

1.	Corrections:

	A)	Article 1. Definitions shall have the following additional definition:

“Class A Capital” means the amount of One Million ($1,000,000) U.S. Dollars;

	B)	Article 1. Definitions, the definition of Class-A Yield shall read as follows:

“Class A Yield” means, with respect to each Class A Preferred Share, the amount accruing on such Class A Share on annual basis at the non-compounding rate of 14.0% per annum accruing on the Class A Amount, such rate starting to accrue on the Effective Date of the Agreement and to continue accruing until the Class A Amount is repaid in full.

	C)	Article 1. Definitions, the definition of Unreturned Capital shall read as follows:

“Unreturned Capital” means (1) with respect to Class A Preferred Share, an amount equal to the excess, if any, of the Class A Amount over the aggregate amount of prior Distributions made by the LLC to Class A Members that constitute a return of the Capital Contributions pursuant to Section 4.1(b)(i) (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(i)); provided that the Unreturned Capital for the Class A Amount shall never be less than zero; and (2) with respect to any Share other than Class A Preferred Share, an amount equal to the excess, if any, of the aggregate amount of Capital Contributions made in exchange for or on account of such Share over the aggregate amount of prior Distributions made by the LLC that constitute a return of the Capital Contributions pursuant to Section 4.1(b)(i) (including prior Distributions made pursuant to Section 4.1(a) which are treated as advances of Distributions made under Section 4.1(b)(i)); provided that the Unreturned Capital for any given Share shall never be less than zero.

D)	Article 4.1(b)(i) Other Distributions shall read as follows:

“first, to the holders of outstanding Class A Preferred Shares (ratably among such holders based upon the amount held by each such holder immediately prior to such Distribution) until the Class A Amount has been reduced to zero;”

2.	Commencement of Class B Yield of Mr. Mirmanov

The Members hereby acknowledge that Mr. Mirmanov’s investments into the LLC shall bear the Class B Yield equal to 14.0% per annum based upon the following amounts and dates:

Class-B Member Name	amount	date from
Mirmanov, Oleg	$5,000	10/26/16
Mirmanov, Oleg	$50,000	11/01/16
Mirmanov, Oleg	$45,000	11/02/16
Mirmanov, Oleg	$50,000	11/03/16
Mirmanov, Oleg	$50,000	11/04/16
Mirmanov, Oleg	$50,000	11/07/16
Mirmanov, Oleg	$50,000	11/08/16
Mirmanov, Oleg	$50,000	11/09/16
Mirmanov, Oleg	$50,000	11/11/16
Mirmanov, Oleg	$50,000	11/12/16
Mirmanov, Oleg	$50,000	11/14/16
Total:	$500,000

3.	Other Provisions.

All other provisions of the Agreement shall remain unchanged.

4.	Authority to Execute the Correction.

The Members hereto warrant and guarantee that each Person whose signature appears hereon has been duly authorized and has full authority to execute the Correction on behalf of the party for whom such signature is indicated. By executing this Correction, the Members affirm that they are competent and that they understand and accept the nature, terms and scope of this Correction and the Agreement.

5.	Representation by Council.

Each of the Members acknowledges that they had ample opportunity to be represented by a counsel of their choice throughout all negotiations that preceded this Correction, and each of the Members has voluntarily refused such representation by independent legal counsel without recourse.

6.	Counterparts.

This Correction may be executed in two or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Members and delivered to the other Member, it being understood that all Members need not sign the same counterpart.

IN WITNESS WHEREOF, the Members hereto have duly executed this Correction by their respective duly authorized officers.

CLASS A MEMBER/SHAREHOLDER	CLASS B MEMBER/SHAREHOLDER

HELPFUL ALLIANCE COMPANY	MR. MIRMANOV

/Signature/ Maxim Temnikov	/Signature/ Oleg Mirmanov

/Name/ Maxim Temnikov, CEO	/Name/ Oleg Mirmanov, Individually